Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

     We hereby consent to the incorporation by reference in this Form S-3 of Range Resources Corporation, the Registration Statement on Form S-3/A (No. 333-76837), and in the related Prospectuses (collectively, the “Registration Statements”) of the Range Resources Corporation Annual Report on Form 10-K/A for the year ended December 31, 2003 which uses the name Wright & Company, Inc., and refers to Wright & Company, Inc., and includes information from our report prepared for Range Resources Corporation. We further consent to the use of our name in the “Experts” section of the Registration Statements.

Wright & Company, Inc.

/s/ D. RANDALL WRIGHT

By:	D. Randall Wright
President

Brentwood, Tennessee
June 7, 2004